UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2025

CareTrust REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-36181	46-3999490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

905 Calle Amanecer, Suite 300, San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 542-3130
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CTRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.     Entry into a Material Definitive Agreement.
On May 30, 2025, CTR Partnership, L.P. (the “Operating Partnership”), as the borrower, CareTrust REIT, Inc. (the “Company”), as guarantor, CareTrust GP, LLC, and certain of the Operating Partnership’s wholly owned subsidiaries entered into a first amendment to third amended and restated credit and guaranty agreement with KeyBank National Association, as administrative agent, an issuing bank and swingline lender, and the lenders party thereto (the “Amendment”). The Amendment, which amends the Company’s existing third amended and restated credit and guaranty agreement, dated as of December 18, 2024 (as amended by the Amendment, the “Credit Agreement”), to, among other things, now provide for an unsecured term loan facility (the “Term Facility”) with term loan commitments in an aggregate principal amount of $500 million in addition to the existing unsecured revolving credit facility (the “Revolving Facility”) with revolving commitments in an aggregate principal amount of $1.2 billion. The Company currently expects to use borrowings under the Term Facility to pay off the revolver balance of approximately $475 million, to fund acquisitions and for general corporate purposes.
The Term Facility has a maturity date of May 30, 2030.
The interest rates applicable to loans under the Term Facility are, at the Operating Partnership’s option, equal to either a base rate plus a margin ranging from 0.10% to 0.80% per annum or Term SOFR or Daily Simple SOFR (each as defined in the Credit Agreement) plus a margin ranging from 1.10% to 1.80% per annum based on the debt to asset value ratio of the Company and its consolidated subsidiaries (subject to decrease at the Operating Partnership’s election if the Company obtains certain specified investment grade ratings on its senior long-term unsecured debt). The Amendment also removed the SOFR credit spread adjustment applicable to loans under the Revolving Facility bearing interest at Term SOFR or Daily Simple SOFR.
Loans made under the Term Facility are not subject to interim amortization prior to the final maturity date therefor. The Operating Partnership is not required to repay any loans under the Term Facility prior to the maturity date therefor. The Operating Partnership is permitted to prepay all or any portion of the loans under the Term Facility prior to maturity without premium or penalty, subject to reimbursement of any Term SOFR (as defined in the Credit Agreement) breakage costs of the lenders.
The Term Facility is guaranteed, jointly and severally, by the Company and its wholly owned subsidiaries that are party to the Credit Agreement (other than the Operating Partnership). The Term Facility contains the same restrictive covenants, financial maintenance covenants and events of default as the Revolving Facility.
The foregoing description of the Amendment, the Term Facility and the Credit Agreement is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
The parties to the Amendment and the Credit Agreement described above and certain of their respective affiliates may have performed investment banking, commercial lending and advisory services for the Company from time to time for which they have received customary fees and expenses. These parties may, from time to time, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of their business.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibits	Description

10.1
First Amendment to Third Amended and Restated Credit and Guaranty Agreement, dated as of May 30, 2025, by and among CTR Partnership, L.P., as borrower, CareTrust REIT, Inc., as guarantor, CareTrust GP, LLC and the other guarantors named therein and KeyBank National Association, as administrative agent, an issuing lender and swingline lender and the other parties thereto.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 2, 2025	CARETRUST REIT, INC.

	By:	/s/ William M. Wagner
William M. Wagner
Chief Financial Officer and Treasurer